Exhibit 99.1

Contact:

Craig Stoehr

(503) 671-7061

Mike Dodson

(503) 671-7028

ESI ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

PORTLAND, Ore.—October 26, 2005—ESI, Inc. (Nasdaq: ESIO), a leading provider of world-class production laser systems for microengineering applications, today announced that J. Michael Dodson has resigned as senior vice president of administration and chief financial officer effective December 7.  Dodson will be returning to the Phoenix area to pursue a CFO position with a pre-IPO company outside the semiconductor industry.  Until his departure, Dodson will continue in his role as CFO and assist ESI in the selection of his replacement.

“We thank Mike for his valuable contributions to ESI—among the most notable of which was the leadership role he played in building a world-class finance organization that strengthened our financial controls and procedures,” noted ESI President and CEO Nick Konidaris.  “In the meantime, we will be conducting a thorough search for a new CFO who will bring strong outside experience to our executive management team and ensure ESI continues to raise the bar on delivering superior service and value to our customers and investors worldwide.”

About ESI

ESI, Inc. (ESI) is a pioneer and leading supplier of world-class production laser systems that help its microelectronics customers achieve compelling yield and productivity gains.  The company’s industry-leading, application-specific products enhance electronic-device performance in three key sectors—semiconductors, components and electronic interconnect—by enabling precision fine-tuning of device microfeatures in high-volume manufacturing environments.  Founded in 1944, ESI is headquartered in Portland, Ore.  More information is available at www.esi.com

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